Exhibit 10.26

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AXLE Holdings II, LLC

This First Amendment to the Amended and Restated Limited Liability Company Agreement of Axle Holdings II, LLC (this “Amendment”), effective as of April 20, 2007, amends the Amended and Restated Limited Liability Company Agreement of Axle Holdings II, LLC, dated May 25, 2005 (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Agreement.

WHEREAS, pursuant to a series of related transactions occurring today, (i) the Company will contribute all of the shares of capital stock of Axle Holdings, Inc. to KAR Holdings II, LLC in exchange for Class B Common Units in KAR Holdings II, LLC (“KAR LLC”), (ii) certain affiliates of the Parthenon Members and the Kelso Members are making cash contributions to KAR LLC and are entering into a limited liability company agreement of KAR LLC, (iii) Clingen is making a cash contribution to KAR LLC and will become the serving President and Chief Executive Officer of KAR LLC and its subsidiaries, and (iv) Clingen and Parthenon and the other members of KAR LLC (including the Kelso Members) have agreed to certain restrictive covenants and the Kelso Members have agreed to amend the Agreement to eliminate the restrictive covenants applicable to Parthenon and Clingen in Section 4.6 of the Agreement.

NOW THEREFORE, in accordance with Section 15.11 of the Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Amendment.

(a) The definition of “Subject Members” contained in Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

““Subject Members” means the Investor Members (other than the Parthenon Members and Clingen) and the Management Members”

(b) Section 4.6(a)(i) of the Agreement is hereby amended to read in its entirety as follows:

“(i) [Intentionally Omitted]”

(c) Section 4.6(b) of the Agreement is hereby amended to read in its entirety as follows:

“(b) Confidentiality. Without the prior written consent of a majority of the Board, except to the extent required by law, rule, regulation or court order, each

Subject Member shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records, proprietary management information systems and/or software or other financial, commercial, business or technical information relating to the Company or any of its Subsidiaries or information designated as confidential or proprietary that the Company or any of its Subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its Subsidiaries (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company, any such Subsidiary of the Company or is or becomes in the public domain (other than by reason of such Subject Member’s breach of this Section 4.6(b)).”

(d) Section 4.6(c) of the Agreement is hereby amended to read in its entirety as follows:

“(c) Non-Solicitation of Employees. During the applicable restriction period under Section 4.6(a)(ii), no Subject Member shall directly or indirectly induce any employee of the Company or any of its Subsidiaries to terminate employment with such entity, and no Subject Member shall directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to or otherwise interfere with the employment relationship of the Company or any of its Subsidiaries with any person who is or was employed by the Company or such Subsidiary unless, at the time of such employment, offer or other interference, such person shall have ceased to be employed by such entity for a period of at least six months, provided that, nothing in this Section 4.6(c) shall preclude such Subject Member from placing advertisements during the restriction period in periodicals of general circulation soliciting persons for employment or from employing any person who comes to such Subject Member solely in response to such advertisements.”

(e) Section 4.6(h) of the Agreement is hereby amended to read in its entirety as follows:

“(h) [Intentionally Omitted]”

2. Headings. Headings in this Amendment are for convenience of reference only, and shall neither limit nor amplify the provisions of this Amendment.

3. Continuation of Agreement. Except as otherwise expressly provided herein, all of the terms and provisions of the Agreement shall remain in full force and effect and this Amendment shall not amend or modify any other rights, powers, duties, or obligations of any party to the Agreement.

4. Complete Agreement. This Amendment contains the entire agreement between the parties hereto with respect to the matters contained herein and supersedes and replaces any prior agreement between the parties with respect to the matters set forth in this Amendment.

5. Counterparts. This Amendment may be executed in any number of counterparts and any such counterparts may be transmitted by facsimile transmission, and each of such counterparts, whether an original or a facsimile of an original, shall be deemed to be an original and all of such counterparts together shall constitute a single agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have hereunto executed this Amendment as of the date first above written.

KELSO INVESTMENT ASSOCIATES VII, L.P.

By:	Kelso GP VII, L.P., its general partner

By:	Kelso GP VII, LLC, its general partner

By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Title:	Managing Member

KEP VI, LLC

By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Title:	Managing Member